Exhibit 99.3
Atlas Acquisition Holdings Corp. Completes Initial Public Offering
HOBE SOUND, FL — January 30, 2008 — Atlas Acquisition Holdings Corp. (AMEX: AXG.U) announced today that it has completed its initial public offering of 20,000,000 units, each unit comprised of one share of common stock and one warrant to purchase one share of common stock. The units were sold at a public offering price of $10.00 per unit, generating gross proceeds of $200,000,000 to the Company. Holders of units can separately trade the common stock and warrants included in the units commencing on or about April 23, 2008. The common stock and warrants will be listed on the American Stock Exchange under the symbols AXG and AXG.W. Units not separated will continue to trade on the American Stock Exchange under the symbol AXG.U.
Lazard Capital Markets LLC and Morgan Stanley & Co. Incorporated acted as joint book runners for the initial public offering. A copy of the prospectus related to the offering may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, New York 10020 and from Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014 Attn: Prospectus Department.
The Company also announced the consummation of the private sale of 5,800,000 warrants at a price of $1.00 per warrant, generating total proceeds to the Company of approximately $5,800,000, as described in the Company’s prospectus related to the offering. Of the proceeds received from the consummation of the initial public offering and the private sale of warrants, $200,000,000 (or $10.00 per unit sold in the initial public offering) was placed in trust. Audited financial statements as of January 30, 2008 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants are expected to be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.
About Atlas Acquisition Holdings Corp.
Atlas Acquisition Holdings Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry or geography.
Contact:
James N. Hauslein
Chairman & Chief Executive Officer
Atlas Acquisition Holdings Corp.
c/o Hauslein & Company, Inc.
11450 SE Dixie Highway, Suite 105
Hobe Sound, Florida 33455
(772) 545-9042